Exhibit 99.1

NEWS RELEASE

1590 Reed Road, Pennington, NJ 08534    609.730.0400

OPT Announces Initiation of Accelerated Life Testing of Autonomous PowerBuoy PTOs, Retrieval and Repair of APB350 (A1) PowerBuoy, and At the Market Equity Offering

PENNINGTON, N.J., October 20, 2015 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announced that it has begun Accelerated Life Testing (“ALT”) on its redesigned APB350 power takeoff (PTO) system as part of its effort to demonstrate product reliability and durability, and to accelerate toward product commercialization.

The OPT ALT process consists of operating PTOs in tandem with accelerated operating profiles, which subjects the PTOs to various load conditions encountered in extreme sea states. The test simulates an equivalent three-year ocean deployment within a period of six to nine months, with PTOs that are identical to those of the Company’s APB350 (A1).

Dr. Mike M. Mekhiche, OPT’s Vice President of Engineering, commented, “We believe that conducting accelerated life testing provides an innovative approach to stress-testing our products and processes. ALT is a critical component of our development and manufacturing validation process as we focus on improving the robustness and durability of our systems. We intend to use ALT results to improve our PowerBuoy designs, and to validate reliability, which we believe will be critical to our prospective customers.”

George H. Kirby, President and Chief Executive Officer of OPT, stated, “We expect the ALT process will assist the Company in shortening the time to bring our products to the commercial market, as well as to add credibility to our designs for our prospective customers. We continue to be encouraged by the APB350 (A1) sea trial results thus far and I believe that the ALT will further validate the APB350’s performance. We believe this will create an appealing and competitive value proposition to offshore marine markets requiring persistent power.”

OPT also announced that it retrieved its APB350 (A1) PowerBuoy for a necessary repair. The PowerBuoy had been deployed off the coast of New Jersey since late August, and it is now ready for redeployment at the earliest available weather window. Upon redeployment, sea trials of the A1 will continue off the coast of New Jersey to further validate the buoy reliability and survivability with periodic inspections as needed.

Mr. Kirby noted, “Our key goals for the APB350 (A1) deployment are to test the linear seal, which prevents water from entering the buoy, overall mechanical integrity, and our newly designed PTO. These results to date have been impressive, including those from the ALT process which helps to further validate the durability of our PTO. In addition, we were able to further validate the survivability of the PowerBuoy during Hurricane Joaquin which successfully survived very rough and high sea states. This coupled with the APB350 performance during Hurricane Irene in 2011 can provide our prospective customers with added confidence in the reliability of its design.”

OPT also announced that it entered into an At The Market equity offering sales agreement (“ATM Agreement”) with Rodman & Renshaw, a unit of H.C. Wainwright & Co., on October 19, 2015, under which the Company may offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $2,906,836. OPT intends to use the net proceeds of the offering for working capital and general corporate purposes.

Under the ATM Agreement, sales of common stock, if any, through Rodman & Renshaw, a unit of H.C. Wainwright & Co., as sales agent will be made by means of ordinary brokers' transactions, in private negotiated transactions, or otherwise, at market prices prevailing at the time of sales, prices related to prevailing market prices or negotiated prices.

OPT has filed a registration statement (including a prospectus), which has been declared effective by the Securities and Exchange Commission (“SEC”), and has filed a prospectus supplement with the SEC to enable the offering of common stock described in this press release. Current and potential investors should read the prospectus in the registration statement, and the prospectus supplement relating to the at-the-market offering and other documents the company has filed with the SEC for more complete information about the Company and the At-the-Market offering program. These documents may be obtained free of charge by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, OPT or Rodman & Renshaw, a unit of H.C. Wainwright & Co., will send the prospectus supplement (including the prospectus) upon request. Such requests may be made by sending an email to Rodman & Renshaw, a unit of H.C. Wainwright & Co., at placements@hcwco.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor may there be any sale of OPT's common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq: OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT's proprietary PowerBuoy® technology is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in cost-effective and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CONTACT:

Company Contact:

Mark A. Featherstone

Chief Financial Officer

Phone: (609) 730-0400

Investor Contact:

Shawn Severson

The Blueshirt Group

Phone: (415) 489-2198